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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         CORTEX PHARMACEUTICALS, INC.
                         ----------------------------
            (Exact name of registrant as specified in its charter)

               Delaware                               33-0303583
               --------                               ----------
        (State of Incorporation                     (IRS Employer
           or Organization)                       Identification No.)

   15241 Barranca Parkway, Irvine, California            92618
   ------------------------------------------            -----
    (Address of Principal Executive Offices)          (Zip Code)

If this form relates to the                In this form relates to the
registration of a class of securities      registration of a class of
pursuant to Section 12(b) of the           securities pursuant to Section 12(g)
Exchange Act and is effective              of the Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [X]                                   box. [_]


Securities Act registration statement file number to which this form relates:
None

Securities to be registered pursuant to Section 12(b) of the Act:


      Common Stock, $0.001 par value             American Stock Exchange
      ------------------------------             -----------------------
            (Title of Class)                        (Name of Exchange)


Securities to be registered pursuant to Section 12(g) of the Act:  None

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.
        --------------------------------------------------------

            Holders of shares of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders, including the election of directors. The holders are entitled to receive dividends when, as and if declared by the Board of Directors, in its discretion, out of funds legally available therefor, subject to preferences that may be applicable to any outstanding shares of Preferred Stock. In the event of a liquidation, dissolution or winding up of the Registrant, the holders of Common Stock are entitled to share ratably in all of the assets of the Registrant remaining after payment of liabilities and after payment of any preferential amounts to which holders of shares of the 9% Preferred Stock, the Series B Preferred Stock and any other series of Preferred Stock that may be outstanding in the future, may be entitled. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares of Common Stock when issued will be, fully paid and nonassessable.

Item 2. Exhibits.
        ---------

                                                                         Exhibit
                             Exhibit Description                         Number
                             --------------------                        -------
        Restated Certificate of Incorporation dated April 11, 1989, as     3.1
        amended by Certificate of Amendment on June 27, 1989, by Certificate of Designation filed April 29, 1991, by Certificate of Correction filed May 1, 1991, by Certificate of Amendment of Certificate of Designation filed June 13, 1991, by Certificate of Amendment of Certificate of Incorporation filed November 12,
        1992, by Certificate of Amendment of Restated Certificate of Incorporation filed January 11, 1995, by Certificate of
        Designation filed December 8, 1995, by Certificate of
        Designation filed October 15, 1996, by Certificate of
        Designation filed June 4, 1997, and by Certificate of
        Designation filed December 21, 1998, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on
        Form SB-2, No. 333-29493, filed June 18, 1997.

        By-Laws of the Registrant, as adopted March 4, 1987, and amended    3.2
        through October 8, 1996, incorporated by reference to Exhibit
        3.2 to the Registrant's Annual Report on Form 10-KSB filed
        October 15, 1996.

        Specimen Form of Stock Certificate for Common Stock.                4.1

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                             CORTEX PHARMACEUTICALS, INC.

Dated:  May 2, 2001          By:  /s/ Maria S. Messinger
                                ------------------------
                                 Maria S. Messinger,
                                 Vice President, Chief Financial Officer
                                 and Corporate Secretary

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